Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 (File No. _____________) of our report, which includes an explanatory paragraph related to the Company's ability to continue as a going concern, dated March 27, 2008, on our audits of the consolidated financial statements of Roo Group, Inc. as of December 31, 2007 and for each of the two years in the period then ended. We also consent to the references to our firm under the caption "Experts."

/s/ MOORE STEPHENS, P.C.
Certified Public Accountants

New York, New York
May 12, 2008